Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust First Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 20, 2011 — VOC Energy Trust (NYSE Symbol — VOC) announced a Trust distribution, which relates to net profits generated during the payment period ended June 30, 2011.  This first payment pursuant to the net profits interest held by the Trust covers the net profits attributable to such net profits interest for the first five months of 2011 as provided in the conveyance of net profits interest to the Trust.

Unitholders of record on August 1, 2011 will receive a distribution amounting to $14,620,000 or $0.86 per unit payable August 15, 2011.

Volumes, price and net profits for the payment period were:

Volume (BOE)	339,397
Proceeds (per BOE)	$86.15
Gross Proceeds	$29,239,377
Costs	$9,075,002
Net Profits	$20,164,375
Percentage applicable to Trust’s 80%
Net Profits Interest	$16,131,500

Cash reserve held by VOC Brazos Energy Partners, L.P.	$(1,000,000)
Total cash proceeds available for the Trust	$15,131,500
Provision for estimated Trust expenses	$(511,500)
Net cash proceeds available for distribution	$14,620,000

VOC Energy Trust is a Delaware statutory trust formed by VOC Brazos Energy Partners, L.P. to own a term net profits interest representing the right to receive 80% of the net proceeds from the sale of production from substantially all of the interests in oil and natural gas properties in the states of Kansas and Texas held by VOC Brazos Energy Partners, L.P. as of the date of the conveyance of net profits interest to the Trust.

This news release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on June 17, 2011. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701